EXHIBIT 99.1

Press Release dated April 23, 2003

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP REPORTS

NET INCOME OF $25 MILLION

FOR THE FIRST QUARTER OF 2003

- Credit Quality Stable -

PALO ALTO, Calif., April 23, 2003 – Greater Bay Bancorp (Nasdaq:GBBK), an $8.0 billion in assets financial services holding company, today announced results for the first quarter of 2003.

For the first quarter of 2003, Greater Bay Bancorp’s NET INCOME was $25.1 million, or $0.45 per diluted share, compared to $27.6 million, or $0.52 per diluted share, for the first quarter of 2002. Based on NET INCOME for the first quarter of 2003, Greater Bay Bancorp’s return on average equity was 14.66%, return on average assets was 1.28%, and efficiency ratio was 60.65% (55.28% excluding the income and expenses of ABD Insurance and Financial Services (“ABD”)). For the first quarter of 2002, NET INCOME resulted in a return on average equity of 20.38%, a return on average assets of 1.39%, and an efficiency ratio of 45.41% (42.91% excluding ABD).

At March 31, 2003, Greater Bay Bancorp’s total assets were $8.0 billion. From March 31, 2002 to March 31, 2003, total loans grew to $4.7 billion, a 5% annualized growth rate, total investments, primarily mortgage-backed securities, decreased 21% to $2.6 billion, and total deposits increased 10% to $5.5 billion. The net deposit growth for the year included a reduction of $60.2 million of institutional deposits. Excluding that decrease, core deposits grew by $540.8 million or 13% in the first quarter of 2003 versus the first quarter of 2002.

Greater Bay Bancorp’s net interest margin for the first quarter of 2003 was 4.33% compared to 4.36% for the fourth quarter of 2002 and 4.71% for the first quarter of 2002. While the average net interest margin remained relatively flat for the quarter, the end-of-period net interest margin declined to 4.20%.

Non-interest income for the first quarter of 2003 increased to $44.8 million from $22.6 million in the first quarter of 2002, primarily due to an additional two-and-one-half months of ABD revenue, as Greater Bay Bancorp acquired ABD in March 2002 under the purchase accounting method.

Operating expenses increased by $8.2 million during the first quarter of 2003 from the fourth quarter of 2002. Fourth-quarter operating expenses were reduced by a $5.0 million nonrecurring reduction in

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Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

accrual estimates. On a comparable basis, operating expenses increased by approximately $3.2 million, which were primarily the result of the seasonal impact of payroll tax and benefit costs, and increased consulting and other expenses related to the Company’s focus on enterprise-wide risk management.

The decline in net income from the prior year was slightly more than anticipated due to a reduction in margin compression caused by the reduction in market interest rates, and an operating expense increase related to our previously identified emphasis on enterprise-wide risk management. The first quarter of 2003 also included two-and-one-half months of ABD operating expenses that were not included in the first quarter of 2002, due to the fact that ABD was acquired under the purchase accounting method on March 12, 2002. These operating expense increases were partially offset by increased non-interest income, including additional ABD revenue, and a lower provision for loan losses reflecting reduced net loan charge-offs.

Credit Quality Overview

Net charge-offs in the first quarter of 2003 were $6.3 million, or 0.54% of average annualized loans, compared to 1.40% a year ago. Nonperforming assets of $40 million for the first quarter of 2003 remained relatively flat compared to $38 million at the end of 2002. The ratio of nonperforming assets to total assets was 0.51% at March 31, 2003, compared to 0.47% at December 31, 2002 and 0.35% at March 31, 2002. The allowance for loan losses was $130 million or 2.74% of total loans at March 31, 2003, compared to $130 million or 2.70% at December 31, 2002 and $125 million or 2.78% at March 31, 2002.

During the past nine months, total commitments in our Shared National Credit (“SNC”) portfolio have been reduced by $102 million and the funded amount has been reduced by $75 million. The total SNC non-relationship portfolio as of March 31, 2003 had commitments of only $35 million and a funded amount of $32 million. Subsequent to quarter-end, the Company further reduced its SNC non-relationship loan portfolio by selling a loan with a net book value of $3.4 million for $3.5 million, resulting in a recovery of $100,000.

Mr. Kalkbrenner commented, “Despite the challenging economic environment, our relationship banking philosophy and effective credit management efforts have resulted in low levels of net charge-offs and nonperforming assets compared to our peer group. Our real estate loan portfolio continued to perform well during the first quarter of 2003, and with a strong loan-loss reserve, we believe we are well-positioned to weather current economic conditions.”

Interest Rate Risk Management

The Company continues to proactively manage its interest rate risk exposure in this uncertain economic market environment to ensure that it is positioned for long-term success compared to short-term earnings goals that would not be sustainable in a rising interest rate environment. The Company’s current strategy, which is continually reviewed in relationship to market conditions, includes a gradual reduction of the investment securities portfolio. This strategy will continue to reduce current net interest income in the near-term, but will position it to take advantage of an improving economy and rising market interest rates over the longer term. Because the balance sheet is

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Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

positioned to be more asset sensitive, the Company’s net interest margin will continue to be pressured in the event of a continuing flat-to-declining interest rate environment.

Capital Overview

The capital ratios of Greater Bay Bancorp and each of its subsidiary banks continue to be above the well-capitalized guidelines established by the bank regulatory agencies. Earnings for the last four quarters, cumulatively, have exceeded a 20% return on average equity, and when combined with the Company’s interest rate risk strategy of reducing the investment securities portfolio, primarily mortgage-backed securities, increased the tangible equity to asset ratio to 6.69% at March 31, 2003 from 4.99% at March 31, 2002 and 6.40% at December 31, 2002. The Company’s leverage ratio also increased during the first quarter of 2003 to 9.18% from 8.61% in the fourth quarter of 2002 and 7.67% one year ago, while the total risk-based capital ratio increased to 13.34% at March 31, 2003 from 12.97% at December 31, 2002 and 11.99% at March 31, 2002.

While the strategic acquisition of ABD in 2002 caused an initial decline in our capital ratios, the Company’s ability to deliver above average shareholder returns during a period of economic stress, coupled with its balance sheet management strategy, has had the effect of increasing capital ratios to peer levels at the end of the first quarter of 2003. When the Company’s capital ratios are compared to those of the top 75 U.S. Banks (by asset size) at December 31, 2002, the Company (ranked 61st by asset size) had tangible equity, leverage, tier 1 and total risk-based capital ratios equal to or exceeding the top 75 U.S. Banks’ average ratios.

Mr. Kalkbrenner commented, “We realize capital management is a key element in managing a bank safely and that solid capital levels allow more flexibility in managing risk while ensuring that we focus on opportunities to enhance shareholder value.”

Regulatory Update

The Company continues to make progress in complying with all aspects of the Cure Agreement with the Federal Reserve Board and believes it is on schedule to meet all of the requirements of the agreement in a timely manner.

Outlook and Business Drivers

Considering the uncertainty of current economic conditions and its impact on the San Francisco Bay Area, the Company does not believe there is adequate visibility to provide specific guidance for the balance of 2003; however, we are providing the following outlook information:

•	Average loan growth – continued focus on quality and relationships – the Company anticipates that commercial loan growth will exceed peer competitors
•	Average deposit growth – commensurate with its relationship philosophy, the Company is committed to expanding its deposit base and selectively adding new clients – the Company anticipates that growth will exceed peer competitors
•	Net interest margin – continued pressure due to economic conditions – considering current economic outlook, the Company anticipates slight margin compression

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Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

throughout 2003 without market interest rate reductions – if market interest rates decline, the Company would expect continued margin pressure. For every 25 basis point decline in market interest rates, the net interest margin will decline 10 basis points to 20 basis points, depending on the mix of assets and liabilities
•	Credit Quality – continued aggressive management of credit risk, and based on the current outlook, the Company believes net charge-offs will be in the range of 60 basis points to 70 basis points for the year 2003
•	Earnings – due to the potential impact of current economic conditions on business growth, and the uncertain impact of the market interest rate environment on the Company’s net interest margin, the Company believes it does not have the forward looking visibility to provide full-year earnings-per-share guidance.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Investors have the opportunity to listen to the conference call live over the Internet through CompanyBoardroom at http://www.companyboardroom.com on Wednesday, April 23, 2003 at 8:00 a.m. Pacific time. Investors should go to the CompanyBoardroom web site 15 minutes prior to the start of the call, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available on the CompanyBoardroom web site for 7 days and via telephone through April 30, 2003 by dialing (800) 642-1687 or (706) 645-9291 and providing Conference ID 9611736.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net interest margin, net loan charge-offs, growth in loans and deposits, compliance with the Cure Agreement and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; and (4) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

-Financial Tables Follow-

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Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

GREATER BAY BANCORP

MARCH 31, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

	Mar 31 2003	Dec 31 2002	Sept 30 2002	Jun 30 2002	Mar 31 2002
Cash and Due From Banks	$243,684	$300,514	$271,774	$265,033	$206,487
Investments	2,556,106	2,576,986	2,966,302	3,181,788	3,215,112
Loans:
Commercial	1,974,656	2,067,142	2,007,389	1,997,960	1,901,577
Term Real Estate—Commercial	1,642,560	1,610,277	1,529,582	1,500,972	1,466,686

Total Commercial	3,617,216	3,677,419	3,536,971	3,498,932	3,368,263
Construction & Land	704,041	710,990	715,351	728,795	697,899
Real Estate—Other	247,335	251,665	282,894	292,474	251,021
Consumer and Other	165,650	166,331	174,797	178,809	196,111
Deferred Loan Fees, Net	(15,044)	(15,245)	(16,102)	(16,354)	(14,917)

Total Loans	4,719,198	4,791,160	4,693,911	4,682,656	4,498,377
Allowance for Loan Losses	(129,818)	(129,613)	(128,429)	(126,092)	(125,331)

Total Loans, Net	4,589,380	4,661,547	4,565,482	4,556,564	4,373,046
Goodwill and Other Intangibles	191,580	191,903	170,642	171,915	173,587
Other Assets	378,256	344,777	343,799	350,922	361,793

Total Assets	$7,959,006	$8,075,727	$8,317,999	$8,526,222	$8,330,025

Deposits:
Demand, Non-Interest Bearing	$1,114,447	$1,028,672	$984,327	$933,486	$934,150
NOW, MMDA and Savings	2,658,502	2,673,973	2,693,242	2,555,057	2,271,837
Time Certificates, $100,000 and over	803,328	829,717	809,519	807,033	826,178
Other Time Certificates	945,483	739,911	956,821	1,003,550	1,009,047

Total Deposits	5,521,760	5,272,273	5,443,909	5,299,126	5,041,212

Other Borrowings	1,335,406	1,737,243	1,840,423	2,209,356	2,313,428
Trust Preferred Securities	204,000	204,000	203,000	223,000	218,000
Other Liabilities	186,670	165,502	163,310	169,311	176,688

Total Liabilities	7,247,836	7,379,018	7,650,642	7,900,793	7,749,328

REIT Preferred Securities	15,650	15,650	15,650	15,650	15,650
Convertible Preferred Stock	80,441	80,900	72,500	72,500	72,500
Shareholders’ Equity	615,079	600,159	579,207	537,279	492,547

	695,520	681,059	651,707	609,779	565,047

Total Liabilities and Shareholders’ Equity	$7,959,006	$8,075,727	$8,317,999	$8,526,222	$8,330,025

Average Quarterly Total Loans, excluding Nonaccrual	$4,716,930	$4,702,111	$4,641,680	$4,541,191	$4,439,279
Average Quarterly Investments	$2,412,634	$2,676,653	$3,183,293	$3,202,106	$3,098,595
Average Quarterly Interest Earning Assets	$7,129,564	$7,378,764	$7,824,973	$7,743,297	$7,537,874
Average Quarterly Deposits	$5,342,679	$5,534,618	$5,443,742	$5,194,555	$5,055,141
Average Quarterly Interest Bearing Liabilities	$6,080,198	$6,376,908	$6,715,291	$6,721,689	$6,438,579
Average Quarterly Assets	$7,939,810	$8,219,625	$8,474,179	$8,413,187	$8,028,660
Average Quarterly Equity	$694,109	$667,716	$632,589	$598,254	$549,300
Total Regulatory Capital
Tier I or Leverage Capital	$711,170	$691,048	$678,606	$640,207	$602,839
Total Capital	$785,488	$765,526	$753,986	$736,378	$701,039
Nonperforming Assets
Nonaccrual Loans	$37,285	$37,750	$47,695	$42,349	$27,837
OREO	3,000	397	930	509	972

Total Nonperforming Assets	$40,285	$38,147	$48,625	$42,858	$28,809

Greater Bay Trust Company Assets	$598,885	$607,244	$598,481	$641,884	$644,216

Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

GREATER BAY BANCORP

MARCH 31, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED OPERATING DATA:

	First Quarter 2003	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002	First Quarter 2002(1)
Interest Income	$107,344	$116,936	$128,259	$130,792	$129,425
Interest Expense	31,177	35,917	40,622	42,145	41,871

Net Interest Income Before Provision for Loan Losses	76,167	81,019	87,637	88,647	87,554
Provision for Loan Losses	6,495	7,000	27,776	9,000	16,000

Net Interest Income After Provision for Loan Losses	69,672	74,019	59,861	79,647	71,554
Non-interest Income:
Insurance Agency Commissions & Fees	30,642	23,664	26,359	27,601	10,891
Depositor Service Fees	2,831	2,786	2,771	2,762	2,828
Loan and International Banking Fees	2,038	2,309	2,124	2,273	2,527
Trust Fees	757	922	844	894	906
ATM Fees	406	574	629	628	583
Gain on Sale of Loans	1,543	1,999	2,049	210	496
Gains on Investments and early retirement of CODES (2)	2,023	2,247	14,835	3,004	347
Other Income	4,524	3,510	5,786	2,138	4,014

Total Non-interest Income	44,764	38,011	55,397	39,510	22,592
Operating Expenses:
Salaries	39,543	38,222	37,296	36,054	26,046
Deferred Loan Origination Costs	(3,051)	(3,580)	(3,479)	(3,745)	(2,986)
Benefits	8,940	7,093	5,950	6,338	5,515

Total Compensation and Benefits	45,432	41,735	39,767	38,647	28,575
Occupancy and Equipment	9,642	10,225	10,035	10,267	8,838
Professional Services & Legal	4,962	2,835	2,462	1,915	1,689
Telephone, postage and supplies	1,746	2,020	1,827	1,918	1,633
Marketing and promotion	1,115	681	1,605	1,617	1,452
Data Processing	1,251	1,350	1,145	1,196	1,129
Client Services	344	480	433	557	647
FDIC Insurance and Assessments	498	491	409	417	463
Other Real Estate, Net	1	20	119	—	—
Amortization of Intangibles	1,671	1,658	1,650	1,650	562
Other Expenses	6,227	3,189	3,740	5,866	4,561

	72,889	64,684	63,192	64,050	49,549
Costs related to the Early Retirement of Trust Preferred Securities (TPS)	—	—	—	975	—
REIT Preferred Securities expense	453	421	465	464	464

Total Operating Expenses	73,342	65,105	63,657	65,489	50,013
Income Before Income Taxes	41,094	46,925	51,601	53,668	44,133
Income Tax Expense	15,997	16,259	19,131	20,132	16,531

Net Income	$25,097	$30,666	$32,470	$33,536	$27,602

(1)	The Company acquired ABD Insurance and Financial Services (ABD) on March 12, 2002 which is accounted for under the purchase accounting method.
(2)	CODES (Zero Coupon Convertible Contingent Debt Securities)

Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

GREATER BAY BANCORP

MARCH 31, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED FINANCIAL CONDITION RATIOS:

	Mar 31 2003	Dec 31 2002	Sept 30 2002	Jun 30 2002	Mar 31 2002
Loan to Deposit Ratio	85.47%	90.87%	86.22%	88.37%	89.23%
Core Bank Loan to Deposit Ratio (1)	69.75%	74.24%	70.53%	71.49%	72.26%
Ratio of Allowance for Loan Losses to:
Average Loans	2.73%	2.73%	2.74%	2.75%	2.81%
End of Period Loans	2.74%	2.70%	2.73%	2.68%	2.78%
Total Nonperforming Assets	322.25%	339.77%	264.12%	294.21%	435.04%
Ratio of Provision for Loan Losses to Average Loans, annualized	0.55%	0.59%	2.35%	0.79%	1.45%
Total Nonperforming Loans to Total Loans	0.79%	0.79%	1.02%	0.90%	0.62%
Total Nonperforming Assets to Total Assets	0.51%	0.47%	0.58%	0.50%	0.35%
Ratio of Quarterly Net Charge-offs to Average Loans, annualized	0.54%	0.49%	2.15%	0.72%	1.40%
Ratio of YTD Net Charge-offs to YTD Average Loans, annualized	0.54%	1.19%	1.43%	1.05%	1.40%
Loan Growth, current quarter to prior year quarter	4.91%	6.57%	7.17%	9.01%	7.08%
Loan Growth, current quarter to prior quarter, annualized	-6.09%	8.22%	0.95%	16.43%	0.24%
Loan Growth, YTD annualized	-6.09%	6.57%	5.89%	8.39%	0.24%
Deposits Growth, current quarter to prior year quarter	9.53%	5.66%	11.71%	8.60%	4.74%
Deposits Growth, current quarter to prior quarter, annualized	19.19%	-12.51%	10.84%	20.52%	4.16%
Deposits Growth, YTD annualized	19.19%	5.66%	12.16%	12.49%	4.16%
Revenue Growth, current quarter to prior year quarter	9.79%	28.64%	62.56%	46.25%	30.91%
Revenue Growth, current quarter to prior quarter, annualized (2)	6.48%	-66.58%	46.06%	65.59%	77.22%
Net Interest Income Growth, current quarter to prior year quarter	-13.01%	-2.20%	13.38%	18.79%	20.46%
Net Interest Income Growth, current quarter to prior quarter, annualized (3)	-24.29%	-29.96%	-4.52%	5.01%	23.06%
Average Earning Assets to Average Total Assets	89.80%	89.77%	92.34%	92.04%	93.89%
Average Earning Assets to Average Interest-Bearing Liabilities	117.26%	115.71%	116.52%	115.20%	117.07%
Capital Ratios:
Tangible Equity to Tangible Assets (4)	6.69%	6.40%	6.10%	5.43%	4.99%
Leverage	9.18%	8.61%	8.17%	7.77%	7.67%
Tier 1 Risk Based Capital	12.08%	11.71%	11.35%	10.66%	10.31%
Total Risk Based Capital	13.34%	12.97%	12.61%	12.26%	11.99%
Risk Weighted Assets	$5,887,156	$5,900,325	$5,979,732	$6,005,431	$5,845,147
Book Value Per Share	$11.88	$11.64	$11.26	$10.50	$9.75
Tangible Book Value Per Share (4)	$10.04	$9.79	$9.66	$8.86	$8.06
Total Shares Outstanding	51,774,074	51,577,795	51,442,027	51,192,359	50,501,861

(1)	Includes the eleven core banking divisions and excludes ABD, Matsco, Capco, Pacific Business Funding and Corporate Finance.
(2)	The revenue contraction in Q4 2002 compared to Q3 2002, annualized was primarily due to a decrease of $12.6 million in gains on investments and early retirement of CODES.
(3)	The net interest income contraction in the Q1 2003 and Q4 2002 compared to prior quarters, annualized was primarily due to a reduction in investments due to de-leveraging the balance sheet.
(4)	Tangible Equity includes Shareholders' Equity, Convertible Preferred Stock and REIT Preferred Securities, less Goodwill and Other Intangibles.

Greater Bay Bancorp’s First Quarter 2003 Earnings Results

April 23, 2003

GREATER BAY BANCORP

MARCH 31, 2003 – FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED OPERATING RATIOS:

	First Quarter 2003	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002	First Quarter 2002
GAAP EPS
Net Income Per Share
Basic (1)	$0.46	$0.57	$0.61	$0.64	$0.54
Diluted (2)	$0.45	$0.57	$0.60	$0.62	$0.52
Weighted Average Common Shares Outstanding	51,735,000	51,547,000	51,339,000	50,685,000	50,204,000
Weighted Average Common & Common Equivalent Shares Outstanding (2)	52,161,000	54,135,000	54,504,000	54,500,000	53,026,000
GAAP Ratios
Return on Period Average Assets, annualized	1.28%	1.48%	1.52%	1.60%	1.39%
Return on Period Average Equity, annualized	14.66%	18.22%	20.36%	22.48%	20.38%
Net Interest Margin – Average Earning Assets	4.33%	4.36%	4.44%	4.59%	4.71%
Operating Expense Ratio	3.75%	3.14%	2.98%	3.12%	2.53%
Efficiency Ratio	60.65%	54.70%	44.50%	51.10%	45.41%
NON-GAAP Ratios
Net Interest Margin – Average Earning Assets (Excluding TPS interest expense) (3)	4.61%	4.61%	4.68%	4.85%	4.98%
TPS Interest Expense (3)	$4,807	$4,635	$4,665	$5,025	$4,980
Efficiency Ratio (Excluding the operating results of ABD)	55.28%	44.85%	35.52%	43.93%	42.91%
ABD Total Revenue	$30,862	$23,698	$26,569	$28,078	$11,057
ABD Operating Expense	$23,556	$22,345	$22,288	$21,520	$7,495

(1)	Net income available to common shareholders is based on total net income less preferred dividends of $1.5 million for Q1 2003, $1.3 million for Q4, Q3 and Q2 2002, and $263 thousand for Q1 2002.
(2)	The convertible preferred stock was considered anti-dilutive in Q1 2003, whereby the preferred dividends of $1.5 million divided by the common stock equivalent of the convertible preferred stock of 2,785,000 shares was greater than the diluted earnings per share. Net income available to common shareholders is based on total net income less preferred dividends of $1.5 million for Q1 2003.
(3)	TPS (Trust Preferred Securities)